Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS -
-- 2013 Diluted Earnings Per Share From Continuing Operations: --

•	Fourth quarter - $0.84

•	Full Year - $2.87 ($2.95 excluding $0.08 of AcariaHealth transaction costs)

ST. LOUIS, MISSOURI (February 4, 2014) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter and year ended December 31, 2013.  Our subsidiary, Kentucky Spirit Health Plan (KSHP), ceased serving Medicaid members in Kentucky as of July 6, 2013. Accordingly, the results of operations for KSHP are classified as discontinued operations. The following discussions, with the exception of cash flow information, are in the context of continuing operations.

2013 Results
	Q4	Full Year
Premium and Service Revenues (in millions)	$2,859	$10,526
Consolidated Health Benefits Ratio	88.1%	88.6%
General & Administrative expense ratio	8.9%	8.8%
Diluted earnings per share (EPS)	$0.84	$2.87
Diluted EPS excluding AcariaHealth transaction costs	$0.84	$2.95
Total cash flow from operations (in millions)	$170.9	$382.5

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “We are pleased with the strong financial performance and development of our organization and business in 2013. This sets the stage for continued positive momentum in 2014 and beyond.”
Fourth Quarter and Full Year Highlights

•	December 31, 2013 at-risk managed care membership of 2,723,200, an increase of 298,700 members, or 12% year over year.

•	Premium and service revenues for the fourth quarter of $2.9 billion, representing 31% growth compared to the fourth quarter of 2012 and $10.5 billion for 2013, representing 37% growth year over year.

•	Health Benefits Ratio of 88.1% for the fourth quarter 2013, compared to 90.7% in the fourth quarter of 2012 and 88.6% for the full year 2013 compared to 89.6% for 2012.

•	General and Administrative expense ratio of 8.9% for the fourth quarter of 2013, compared to 8.4% in the fourth quarter of 2012 and 8.8% for both of the full years 2013 and 2012.

•	Operating cash flow of $170.9 million and $382.5 million for the fourth quarter and full year of 2013, representing 3.1 and 2.3 times net earnings, respectively.

•	Diluted EPS for the fourth quarter of 2013 of $0.84, compared to $0.35 in 2012.

Other Events

•
In November 2013, our South Carolina subsidiary, Absolute Total Care, was selected by the South Carolina Department of Health and Human Services to serve dual-eligible members as part of the state's pilot program to provide integrated and coordinated care for individuals who are eligible for both Medicare and Medicaid. Operations are expected to commence in the second half of 2014.

•
In December 2013, our California subsidiary, California Health and Wellness Plan (CHWP), began operating under a new contract with the California Department of Health Care Services to serve Medicaid beneficiaries in 18 rural counties under the state's Medi-Cal Managed Care Rural Expansion program. Also in December 2013, CHWP began operating under a new contract to serve Medi-Cal beneficiaries in Imperial County.

•
In December 2013, we signed a definitive agreement to purchase a majority stake in Fidelis SecureCare of Michigan, Inc. (Fidelis), a subsidiary of Fidelis SeniorCare, Inc. The transaction is expected to close in the fourth quarter of 2014, subject to certain closing conditions including regulatory approvals, and will involve cash purchase price payments contingent on the performance of the plan over the course of 2015. Fidelis was recently selected by the Michigan Department of Community Health to provide integrated healthcare services to members who are dually eligible for Medicare and Medicaid in Macomb and Wayne counties. Enrollment is expected to commence in the fourth quarter of 2014.

•	In December 2013, our subsidiary, New Hampshire Healthy Families, began operating under a new contract with the Department of Health and Human Services to serve Medicaid beneficiaries.

•
In January 2014, we acquired a majority interest in U.S. Medical Management, LLC, a management services organization and provider of in-home health services for high acuity populations, for approximately $200.0 million. The transaction consideration was financed through a combination of cash on hand and 2,243,217 shares of Centene common stock.

•
In January 2014, we began serving members enrolled in Health Insurance Marketplaces in certain regions of 9 states: Arkansas, Florida, Georgia, Indiana, Massachusetts, Mississippi, Ohio, Texas and Washington.

•
In January 2014, our CeltiCare subsidiary began operating under a new contract with the Massachusetts Executive Office of Health and Human Services to participate in the MassHealth CarePlus program in all five regions.

•
In January 2014, Centurion began operating under a new agreement with the Minnesota Department of Corrections to provide managed healthcare services to offenders in the state's correctional facilities.

•
In February 2014, our Mississippi subsidiary, Magnolia Health Plan, was awarded a statewide managed care contract to continue serving members enrolled in the Mississippi Coordinated Access Network (MississippiCAN) program, as one of two contractors. Under the new contract, Magnolia will continue providing outpatient, behavioral health, pharmacy, vision and dental services, and will also begin providing non-emergency transportation as of July 1, 2014.

The following table sets forth the Company's membership by state for its managed care organizations:

	December 31,
	2013	2012
Arizona	7,100	23,500
California	97,200	—
Florida	222,000	214,000
Georgia	318,700	313,700
Illinois	22,300	18,000
Indiana	195,500	204,000
Kansas	139,900	—
Louisiana	152,300	165,600
Massachusetts	22,600	21,500
Mississippi	78,300	77,200
Missouri	59,200	59,600
New Hampshire	33,600	—
Ohio	173,200	157,800
South Carolina	91,900	90,100
Tennessee	20,700	—
Texas	935,100	949,900
Washington	82,100	57,200
Wisconsin	71,500	72,400
Total	2,723,200	2,424,500

Membership by line of business:

	December 31,
	2013	2012
Medicaid	2,054,700	1,877,100
CHIP & Foster Care	275,100	235,200
ABD & Medicare	305,300	274,600
Hybrid Programs	19,000	29,100
LTC	37,800	8,500
Correctional Services	31,300	—
Total	2,723,200	2,424,500

Dual eligible membership (included in tables above):

	December 31,
	2013	2012
ABD	71,700	62,600
LTC	28,800	7,700
Medicare	6,500	5,100
Total	107,000	75,400
At December 31, 2013, the Company also served 156,600 members under its behavioral health contract in Arizona, compared to 157,900 members in 2012.

Statement of Operations: Three Months Ended December 31, 2013

•
For the fourth quarter of 2013, Premium and Service Revenues increased 31% to $2.9 billion from $2.2 billion in the fourth quarter of 2012. The increase was primarily driven as a result of the addition of the Kansas, California and New Hampshire contracts, increased premium rates in Texas, expansions in Mississippi, Ohio and Florida, the acquisition of AcariaHealth and the commencement of the correctional health care contracts in Massachusetts and Tennessee.

•
Consolidated HBR of 88.1% for the fourth quarter of 2013 represents a decrease from 90.7% in the comparable period in 2012 and an increase from 87.8% in the third quarter of 2013. The HBR improvement compared to 2012 reflects the rate increase in Texas and ongoing medical management initiatives. The increase from the prior quarter is due to normal seasonality.

•	The following table compares the results for new business and existing business for the quarters ended December 31:

	2013	2012
Premium and Service Revenue
New business	17%	31%
Existing business	83%	69%

HBR
New business	95.4%	95.3%
Existing business	86.6%	88.7%

•
Consolidated G&A expense ratio for the fourth quarter of 2013 was 8.9%, compared to 8.4% in the prior year.  The year over year increase reflects an increase in performance based compensation expense in 2013 and higher start-up costs, partially offset by the benefits of leveraging of expenses over higher revenue in 2013 and our efforts to control costs.

•
Earnings from operations were $85.1 million in the fourth quarter of 2013 compared to $25.9 million in the fourth quarter of 2012. Net earnings attributable to Centene Corporation were $53.2 million in the fourth quarter of 2013, compared to $9.1 million in the fourth quarter of 2012.

•	Diluted EPS of $0.84 in the fourth quarter of 2013, compared to $0.35 in 2012.

Statement of Operations: Year Ended December 31, 2013

•
Premium and service revenues increased 37.0% in the year ended December 31, 2013 over the corresponding period in 2012 as a result of the Texas, Mississippi, Louisiana and Florida expansions, pharmacy carve-ins in Texas and Louisiana, the additions of the Kansas, Missouri, Washington, California and New Hampshire contracts, commencement of the correctional service contracts in Massachusetts and Tennessee, rate increases in several of our markets and the acquisition of AcariaHealth.

•
The consolidated HBR for the year ended December 31, 2013, of 88.6% was a decrease of 100 basis points over the comparable period in 2012. The 2013 HBR reflects performance improvement in Texas and our individual insurance business from 2012.

•
The consolidated G&A expense ratio for the years ended December 31, 2013 and 2012 was 8.8%.  The G&A expense ratio reflects an increase in performance based compensation expense in 2013 as well as AcariaHealth transaction costs, offset by the benefits of leveraging of expenses over higher revenue in 2013 and our efforts to control costs.

•	Diluted net earnings per share for 2013 of $2.87 including AcariaHealth transaction costs of $0.08 per diluted share, compared to $1.65 in 2012.

Balance Sheet and Cash Flow

At December 31, 2013, the Company had cash, investments and restricted deposits of $1,915.3 million, including $44.7 million held by its unregulated entities. Medical claims liabilities totaled $1,111.7 million, representing 42.4 days in claims payable. Total debt was $668.8 million which includes $150.0 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 32.4% at December 31, 2013, excluding the $72.8 million non-recourse mortgage note. Cash flow from operations for the three months ended December 31, 2013, was $170.9 million, or 3.1 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2013	40.6
Timing of claim payments	1.1
ACA provider parity payments in process	0.7
Days in claims payable, December 31, 2013	42.4

Outlook

The table below depicts the Company's annual guidance for 2014.

	Full Year 2014
	Low	High
Premium and Service Revenues (in millions)	$13,800	$14,300
Diluted EPS	$3.50	$3.80
Consolidated Health Benefits Ratio	88.7%	89.2%
General & Administrative expense ratio	8.5%	9.0%
Effective Tax Rate	50.0%	51.0%
Diluted Shares Outstanding (in thousands)	59,700	60,200

The guidance in the table above includes the impact of the acquisition of U.S. Medical Management and related transaction costs as well as the ACA health insurer fee.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 4, 2014, at 8:30 A.M. (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2013, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to
http://dpregister.com/10039178, which includes a calendar entry and PIN code to be activated one hour before the call. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 3, 2015, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, February 12, 2014, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10039178.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended December 31, 2013" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures such as internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$974,304	$745,933
Cash and cash equivalents of discontinued operations	63,769	98,019
Total cash and cash equivalents	1,038,073	843,952
Premium and related receivables	428,570	251,473
Short term investments	102,126	138,101
Other current assets	217,661	93,322
Other current assets of discontinued operations	13,743	78,977
Total current assets	1,800,173	1,405,825
Long term investments	791,900	554,770
Restricted deposits	46,946	34,286
Property, software and equipment, net	395,407	375,893
Goodwill	348,432	256,288
Intangible assets, net	48,780	20,268
Other long term assets	59,357	64,278
Long term assets of discontinued operations	38,305	62,297
Total assets	$3,529,300	$2,773,905
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,111,709	$815,161
Accounts payable and accrued expenses	375,862	219,066
Unearned revenue	38,191	34,597
Current portion of long-term debt	3,065	3,373
Current liabilities of discontinued operations	30,294	157,116
Total current liabilities	1,559,121	1,229,313
Long term debt	665,697	535,481
Other long term liabilities	60,015	54,987
Long term liabilities of discontinued operations	1,028	357
Total liabilities	2,285,861	1,820,138
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 58,673,215 issued and 55,319,239 outstanding at December 31, 2013, and 55,339,160 issued and 52,329,248 outstanding at December 31, 2012	59	55
Additional paid-in capital	594,326	450,856
Accumulated other comprehensive income:
Unrealized (loss) gain on investments, net of tax	(2,620)	5,189
Retained earnings	731,919	566,820
Treasury stock, at cost (3,353,976 and 3,009,912 shares, respectively)	(89,643)	(69,864)
Total Centene stockholders’ equity	1,234,041	953,056
Noncontrolling interest	9,398	711
Total stockholders’ equity	1,243,439	953,767
Total liabilities and stockholders’ equity	$3,529,300	$2,773,905

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Premium	$2,737,942	$2,148,189	$10,153,460	$7,568,889
Service	121,290	28,680	372,580	112,742
Premium and service revenues	2,859,232	2,176,869	10,526,040	7,681,631
Premium tax	72,508	95,181	337,289	428,665
Total revenues	2,931,740	2,272,050	10,863,329	8,110,296
Expenses:
Medical costs	2,412,195	1,948,304	8,994,641	6,781,081
Cost of services	108,080	20,808	326,924	87,705
General and administrative expenses	255,355	182,519	931,137	677,157
Premium tax expense	71,022	94,482	333,210	428,354
Impairment loss	—	—	—	28,033
Total operating expenses	2,846,652	2,246,113	10,585,912	8,002,330
Earnings from operations	85,088	25,937	277,417	107,966
Other income (expense):
Investment and other income	5,358	3,172	18,457	35,285
Interest expense	(6,696)	(6,067)	(26,957)	(20,460)
Earnings from continuing operations, before income tax expense	83,750	23,042	268,917	122,791
Income tax expense	34,143	8,785	107,080	47,412
Earnings from continuing operations, net of income tax expense	49,607	14,257	161,837	75,379
Discontinued operations, net of income tax expense (benefit) of $3,254, $(3,046), $2,284, and $(47,741), respectively	5,275	(9,618)	3,881	(86,674)
Net earnings	54,882	4,639	165,718	(11,295)
Noncontrolling interest	1,642	(4,422)	619	(13,154)
Net earnings attributable to Centene Corporation	$53,240	$9,061	$165,099	$1,859

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$47,965	$18,679	$161,218	$88,533
Discontinued operations, net of income tax expense (benefit)	5,275	(9,618)	3,881	(86,674)
Net earnings	$53,240	$9,061	$165,099	$1,859

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.87	$0.36	$2.98	$1.72
Discontinued operations	0.10	(0.19)	0.07	(1.68)
Basic earnings per common share	$0.97	$0.17	$3.05	$0.04

Diluted:
Continuing operations	$0.84	$0.35	$2.87	$1.65
Discontinued operations	0.09	(0.18)	0.07	(1.62)
Diluted earnings per common share	$0.93	$0.17	$2.94	$0.03

Weighted average number of common shares outstanding:
Basic	54,906,274	51,817,066	54,126,545	51,509,366
Diluted	57,078,257	54,055,209	56,247,173	53,714,375

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$165,718	$(11,295)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	67,420	65,866
Stock compensation expense	36,656	25,332
Impairment loss	—	28,033
Gain on sale of investment in convertible note	—	(17,880)
Deferred income taxes	(2,293)	(14,438)
Changes in assets and liabilities
Premium and related receivables	(142,977)	(116,558)
Other current assets	(79,588)	(36,818)
Other assets	(736)	2,825
Medical claims liabilities	171,569	359,792
Unearned revenue	2,724	24,707
Accounts payable and accrued expenses	151,712	(21,474)
Other operating activities	12,321	(9,401)
Net cash provided by operating activities	382,526	278,691
Cash flows from investing activities:
Capital expenditures	(67,835)	(82,144)
Purchases of investments	(790,653)	(695,687)
Sales and maturities of investments	579,161	589,921
Investments in acquisitions, net of cash acquired	(62,773)	—
Net cash used in investing activities	(342,100)	(187,910)
Cash flows from financing activities:
Proceeds from exercise of stock options	8,983	15,912
Proceeds from borrowings	180,000	400,500
Proceeds from stock offering	15,225	—
Payment of long term debt	(41,593)	(218,234)
Excess tax benefits from stock compensation	6,380	10,996
Common stock repurchases	(19,779)	(12,741)
Contribution from noncontrolling interest	8,068	1,092
Purchase of noncontrolling interest	—	(14,429)
Debt issue costs	(3,589)	(3,623)
Net cash provided by financing activities	153,695	179,473
Net increase in cash and cash equivalents	194,121	270,254
Cash and cash equivalents, beginning of period	843,952	573,698
Cash and cash equivalents, end of period	$1,038,073	$843,952
Supplemental disclosures of cash flow information:
Interest paid	$30,009	$21,605
Income taxes paid	$84,681	$42,877
Equity issued in connection with acquisition	$75,425	$—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q4	Q3	Q2	Q1	Q4
	2013	2013	2013	2013	2012
AT-RISK MEMBERSHIP
Managed Care:
Arizona	7,100	23,700	23,200	23,300	23,500
California	97,200	—	—	—	—
Florida	222,000	217,800	216,200	214,600	214,000
Georgia	318,700	314,100	316,600	314,000	313,700
Illinois	22,300	22,800	18,000	18,000	18,000
Indiana	195,500	198,400	200,000	202,400	204,000
Kansas	139,900	137,700	137,500	133,700	—
Louisiana	152,300	152,600	153,700	162,900	165,600
Massachusetts	22,600	23,200	15,200	17,300	21,500
Mississippi	78,300	76,900	77,300	77,000	77,200
Missouri	59,200	58,200	58,800	57,900	59,600
New Hampshire	33,600	—	—	—	—
Ohio	173,200	170,900	156,700	157,700	157,800
South Carolina	91,900	89,400	88,800	90,100	90,100
Tennessee	20,700	20,400	—	—	—
Texas	935,100	957,300	960,400	948,400	949,900
Washington	82,100	77,100	67,600	63,500	57,200
Wisconsin	71,500	72,000	73,400	72,600	72,400
TOTAL	2,723,200	2,612,500	2,563,400	2,553,400	2,424,500

Medicaid	2,054,700	1,953,300	1,953,600	1,951,300	1,877,100
CHIP & Foster Care	275,100	274,900	273,200	265,400	235,200
ABD & Medicare	305,300	302,000	289,800	288,400	274,600
Hybrid Programs	19,000	19,600	22,400	24,600	29,100
Long-term Care	37,800	31,600	24,400	23,700	8,500
Correctional Services	31,300	31,100	—	—	—
TOTAL	2,723,200	2,612,500	2,563,400	2,553,400	2,424,500

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	156,600	160,700	157,100	156,200	157,900
Kansas	—	—	—	—	49,800
TOTAL	156,600	160,700	157,100	156,200	207,700

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$335	$328	$306	$304	$291

CLAIMS(b)
Period-end inventory	622,200	698,900	703,400	940,200	619,200
Average inventory	511,700	505,800	510,000	555,800	515,600
Period-end inventory per member	0.23	0.27	0.27	0.37	0.26
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	8,800	8,200	7,900	7,100	6,800

	Q4	Q3	Q2	Q1	Q4
	2013	2013	2013	2013	2012

DAYS IN CLAIMS PAYABLE (c)	42.4	40.6	41.5	39.7	38.5
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$1,870.6	$1,612.9	$1,502.9	$1,494.0	$1,435.8
Unregulated	44.7	37.6	33.8	45.5	37.3
TOTAL	$1,915.3	$1,650.5	$1,536.7	$1,539.5	$1,473.1

DEBT TO CAPITALIZATION	35.0%	30.5%	32.9%	35.2%	36.1%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	32.4%	27.4%	29.8%	31.9%	32.7%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($72.8 million at December 31, 2013).
Operating Ratios:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Health Benefits Ratios:
Medicaid and CHIP	86.5%	91.5%	87.5%	88.8%
ABD and Medicare	90.4	89.3	90.4	90.7
Specialty Services	87.7	91.3	85.4	92.0
Total	88.1	90.7	88.6	89.6

Total General & Administrative Expense Ratio	8.9%	8.4%	8.8%	8.8%
MEDICAL CLAIMS LIABILITY (In thousands)

The changes in medical claims liability are summarized as follows:

Balance, December 31, 2012	$815,161
Incurred related to:
Current period	9,072,867
Prior period	(78,226)
Total incurred	8,994,641
Paid related to:
Current period	7,975,367
Prior period	722,726
Total paid	8,698,093
Balance, December 31, 2013	$1,111,709

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to December 31, 2012.